Exhibit 4.2

SUBSEQUENT TRANSFER INSTRUMENT

Pursuant to this Subsequent Transfer Instrument, dated November 30, 2005 (the “Instrument”), between Deutsche Alt-A Securities, Inc. as seller (the “Depositor”), and HSBC Bank USA, National Association as trustee of the Deutsche Alt-A Securities, Inc. Mortgage Loan Trust, Series 2005-5, Mortgage Pass-Through Certificates, as purchaser (the “Trustee”), and pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2005 (the “Pooling and Servicing Agreement”), among the Depositor, Wells Fargo Bank, N.A. as Master Servicer and Securities Administrator and the Trustee, the Depositor and the Trustee agree to the sale by the Depositor and the purchase by the Trustee in trust, on behalf of the Trust Fund, of the Loans listed on the attached Schedule of Subsequent Loans (the “Subsequent Loans”).

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

Section 1.	Conveyance of Subsequent Loans.

(a)           The Depositor does hereby sell, transfer, assign, set over and convey to the Trustee in trust, on behalf of the Trust Fund, without recourse, all of its right, title and interest in and to the Subsequent Loans, and including all amounts due on the Subsequent Loans after the related Subsequent Cut-Off Date, and all items with respect to the Subsequent Loans to be delivered pursuant to Section 2.1 of the Pooling and Servicing Agreement; provided, however that the Depositor reserves and retains all right, title and interest in and to amounts due on the Subsequent Loans on or prior to the related Subsequent Cut-Off Date. The Depositor, contemporaneously with the delivery of this Agreement, has delivered or caused to be delivered to the Trustee each item set forth in Section 2.1 of the Pooling and Servicing Agreement. The transfer to the Trustee by the Depositor of the Subsequent Loans identified on the Loan Schedule shall be absolute and is intended by the Depositor, the Trustee and the Certificateholders to constitute and to be treated as a sale by the Depositor to the Trust Fund.

(b)           The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under the Subsequent Mortgage Loan Purchase Agreement, dated the date hereof, between the Depositor as purchaser and the Mortgage Loan Seller as seller, to the extent of the Subsequent Loans.

(c)	Additional terms of the sale are set forth on Attachment A hereto.
Section 2.	Representations and Warranties; Conditions Precedent.

(a)           The Depositor hereby confirms that each of the conditions and the representations and warranties set forth in Section 2.6 of the Pooling and Servicing Agreement are satisfied as of the date hereof.

(b)           All terms and conditions of the Pooling and Servicing Agreement are hereby ratified and confirmed; provided, however, that in the event of any conflict, the provisions of this Instrument shall control over the conflicting provisions of the Pooling and Servicing Agreement.

Section 3.	Recordation of Instrument.

To the extent permitted by applicable law, this Instrument, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor at the Certificateholders’ expense on direction of the related Certificateholders, but only when accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Mortgage Loans.

Section 4.	Governing Law.

This Instrument shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law).

Section 5.	Counterparts.

This Instrument may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same instrument.

Section 6.	Successors and Assigns.

This Instrument shall inure to the benefit of and be binding upon the Depositor and the Trustee and their respective successors and assigns.

[signature page follows]

DEUTSCHE ALT-A SECURITIES, INC.

By:	/s/ Susan Valenti
Name:	Susan Valenti
Title:	Director

By:	/s/ Adam Yarnold
Name:	Adam Yarnold
Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee for Deutsche Alt-A Securities, Inc. Mortgage Loan Trust, Series 2005-5, Mortgage Pass-Through Certificates

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice President

Attachments

A.	Additional terms of sale.
B.	Schedule of Subsequent Loans.

ATTACHMENT A

ADDITIONAL TERMS OF SALE

None

ATTACHMENT B

SCHEDULE OF SUBSEQUENT LOANS

(provided upon request)